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NABI BIOPHARMACEUTICALS
(Name of Registrant as Specified in Its Charter)

THE MANGROVE PARTNERS FUND, L.P. MANGROVE PARTNERS MANGROVE CAPITAL NATHANIEL AUGUST
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Mangrove Partners Agrees to Support Amended Transaction Between Nabi Biopharmaceuticals and Biota Holdings

Says Improved Transaction Terms Are in Best Interest of Nabi Stockholders and Will Vote in Favor of All Transaction Proposals at Upcoming Special Meeting, Terminates Proxy Solicitation in Opposition to the Transaction,

By Mangrove Partners Fund, L.P.

NEW YORK, Sept. 19, 2012 — The Mangrove Partners Fund, L.P. (“Mangrove Partners”), one of the largest stockholders of Nabi Biopharmaceuticals (NasdaqGS: NABI), announced today that it is pleased that Nabi Biopharmaceuticals has responded to the concerns of its stockholders by amending the terms of the Transaction between Nabi Biopharmaceuticals and Biota Holdings. The amended Transaction now returns greater cash to Nabi stockholders and provides increased certainty through the use of a collar mechanism to protect against drops in the price of Biota shares. Mangrove believes that the total expected value of the revised transaction is approximately $1.99 per share, which is comprised of $1.04 per share in cash(1) and the equivalent value of $0.95 per share based on Biota stock price(2). We believe that this potentially represents a 17% premium(3) to the terms of the original Transaction using Biota’s stock price as of the close on September 18, 2012, a 9% premium(4) to the discounted value under a formal Delaware liquidation, and a 7% premium(5) to the undiscounted value under a formal Delaware liquidation. The average of the foregoing premiums is 11%. Mangrove Partners believes that these changes adequately address its concerns with the Transaction and has therefore agreed to (i) terminate its solicitation opposing the Transaction, (ii) unequivocally support the amended Transaction on its current economic terms and (iii) vote in favor of all of the Transaction Proposals at the upcoming Special Meeting, which will be adjourned or postponed to a new date that Nabi will announce in the coming days.

Nathaniel August, founder and portfolio manager of Mangrove Partners, states, “We commend the executive and management teams at Nabi Biopharmaceuticals and Biota Holdings for amending the proposed Transaction on terms more favorable to Nabi stockholders. We believe the amended transaction is in the best interest of all stockholders and support the amended Transaction.”

In light of the support agreement entered into between Nabi and Mangrove, Mangrove requests that you NOT vote on the GREEN proxy card previously supplied by Mangrove. Also, no GREEN proxy cards will be voted at the special meeting of Nabi Stockholders currently scheduled for September 24, 2012, or at any adjournments or postponements thereof. ACCORDINGLY, IF YOU WISH TO VOTE ON THE TRANSACTION PROPOSALS AT THE NABI STOCKHOLDERS MEETING, THEN YOU MUST VOTE ON NABI’S WHITE PROXY CARD.

(1) The mid-point of Nabi’s estimated range of cash distributions to stockholders of $28 million to $31 million divided by 28.328 million common shares of Nabi.

(2) As at September 18, 2012, the closing share price of Biota was AUD $0.69 and the foreign exchange rate was $1.044 for each Australian dollar. Consequently, at that date each Nabi share was equivalent to 1.323 Biota shares or a value of approximately $0.95 based on Biota share price and exchange rate.

(3) Under the terms of the original Transaction, Mangrove believes that Nabi stockholders would have received $1.71 per share in value. This was comprised of $0.11 per share in cash and the equivalent value of $1.60 per share based on Biota’s share price and exchange rate. The $0.11 per share in cash is based on the mid-point of Nabi management’s estimate of $1 million to $5 million in cash distribution on 28.328 million common shares of Nabi. The $1.60 is based on a closing share price of AUD $0.69 on September 18, 2012 and USD/AUD foreign exchange rate of $1.044. Our estimate of expected value under the amended Transaction of $1.99 is a 17% premium over the terms of the original Transaction.

(4) As per Nabi’s filings, the estimated undiscounted value under a formal Delaware liquidation is $1.87 per share of Nabi common stock. Our estimate of the expected value under the amended Transaction of $1.99 is a 7% premium over the terms of the original Transaction.

(5) As Nabi estimated that a formal Delaware liquidation would require a minimum of three years to undertake, we believe that the expected distributions must be discounted to a present value. We calculated the discounted value calculated using a 10% discount rate, a $1.61 per share initial distribution, and subsequent distributions of the remaining $0.26 over the following three years resulting in a discounted value of $1.83. Our estimate of the expected value under the amended Transaction of $1.99 is a 9% premium over the terms of the original Transaction.

About Mangrove Partners

Mangrove Partners is an investment advisor to a special situations hedge fund. Mangrove seeks to exploit market dislocations, company specific events and forced selling, particularly with respect to smaller issues and more complex instruments. Underpinning Mangrove’s research is a deep value investing philosophy and the search for investments that provide a margin of safety.

SOURCE Mangrove Partners Fund, L.P.